Exhibit 99.2

Rex Energy Secures Gas Transportation Agreements to Midwest and Gulf Coast

STATE COLLEGE, PA., April 29, 2014 (Globe Newswire) - Rex Energy Corporation (Nasdaq: REXX) today announced the execution of two separate binding Precedent Agreements with Dominion Transmission, Inc. (“Dominion”) and Texas Gas Transmission, LLC (“Texas Gas”), respectively, to transport natural gas volumes from Rex’s Butler Operated Area in Butler County, Pennsylvania to the Midwest and Gulf Coast.

“We are very pleased to announce our success in securing pipeline takeaway capacity for our Butler Operated Area to the Gulf Coast” said Tom Stabley, Chief Executive Officer of Rex Energy. “With these new agreements in place, we have established takeaway capacity for all of our expected production from the upcoming Bluestone II processing facility and a portion of the production expected from the future Bluestone III and Bluestone IV processing facilities in our Butler Operated Area. We continue to believe that Rex’s proactive approach to midstream solutions, further demonstrated by today’s announcement, is an integral part of our ability to maximize value from our Appalachian Basin assets.”

The transportation agreement executed with Dominion will allow for expanded capacity on approximately 235 miles of existing pipeline, referred to as the Lebanon West II Project, from Rex’s Butler Operated Area to the Lebanon Interconnect located in Warren County, Ohio. Under this agreement, Rex has secured firm transportation for 130,000 MMbtu per day of natural gas for a period of 20 years beginning in late 2016. This project will allow Rex to move its residue gas west from its Butler Operated Area to access premium markets in both the Midwest as well as the Gulf Coast.

In addition, Rex recently executed a transportation agreement with Texas Gas that will allow for expanded capacity on approximately 690 miles of existing pipeline, known as the Ohio-Louisiana Access Project, from the Lebanon Interconnect in Warren County, Ohio to the Gulf South Bosco Meter (which will access the Perryville Exchange) in Perryville, Louisiana. Pursuant to this agreement, Rex has secured firm transportation for 100,000 MMbtu per day for a period of 20 years beginning in 2016. Once this expansion is complete, Rex will be able to transport its residue gas south from the Lebanon Interconnect to access premium Gulf Coast markets, including future LNG export facilities constructed in the Gulf of Mexico.

“These transportation agreements represent a significant milestone for Rex Energy,” said Mr. Stabley. “With a clear path secured to access premium markets for our natural gas production, we believe we have strategically positioned Rex to capitalize on strong price realizations for natural gas at the Gulf Coast for years to come.”

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, and we strongly encourage you to review those documents. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com

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